Exhibit 99.(B)1

        Exhibit B-1

October 14, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Form U-1 Application-Declaration File No. 70-

Dear Sirs:

        This letter has been prepared in connection with the above-referenced application ("Application") of E.ON AG ("E.ON"), E.ON US Investments Corp. ("EUSIC") and LG&E Energy Corp. ("LG&E Energy" and, together with E.ON and EUSIC, the "Applicants") for authorization for LG&E Energy to change its organizational form from a Kentucky corporation into a Kentucky limited liability company, all as more specifically set forth in the Application (the "Transaction"). E.ON is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). As counsel for E.ON, I deliver this opinion to you for filing as Exhibit F-1 to the Application. Any terms used in this opinion have the same meanings assigned to them in the Application.

        I am authorized to practice law in the Federal Republic of Germany, the place of incorporation of E.ON. I am not a member of the bar of any other country, or any of the United States in which certain of E.ON's subsidiaries are incorporated and doing business, and I do not hold myself out as an expert in the laws of such states. For purposes of this opinion, to the extent necessary, I have relied on attorneys employed by LG&E Energy with regard to matters of Kentucky law. In addition, I have relied on advice from counsel employed or retained by E.ON, including the firm Jones Day with respect to matters under the Act and the firm Ogden Newell & Welch with respect to certain matters of Kentucky, Virginia and Tennessee law.

        In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

        The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

          (i)    The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application, permitting the Application to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application and the Commission's orders.

          (ii)   No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed.

          (iii)  Appropriate corporate and limited liability company actions will have been taken by the Applicants and the related documentation will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

          (iv)  The necessary approvals, if any, of the proposed transaction by the Federal Energy Regulatory Commission and by any state public utility commission having jurisdiction over LG&E or KU will have been obtained and the approval, if any, of any third party to the proposed transfer of assets by LG&E Energy will have been obtained.

          (v)   Each of the Applicants will at the time of the proposed transactions be validly incorporated or a validly formed business entity in the jurisdiction in which it is domiciled.

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        Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event that the proposed transactions are consummated in accordance with the Application:

          (a)   All state laws applicable to the proposed Transaction will have been complied with.

          (b)   LG&E Energy LLC ("New LG&E Energy") will be validly organized and duly existing as a limited liability company under the laws of the Commonwealth of Kentucky.

          (c)   The membership interests of New LG&E Energy to be acquired by E.ON US Investments Corp. ("EUSIC") and LG&E Energy pursuant to the Transaction will be validly issued, fully paid and nonassessable.

          (d)   EUSIC will legally acquire the limited liability company membership interests of New LG&E Energy and thereby will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Organization and Operating Agreement of New LG&E Energy.

          (e)   The consummation of the Transaction will not violate the legal rights of the holders of any securities issued by E.ON, EUSIC or LG&E Energy or any associate company thereof.

        I hereby consent to the filing of this opinion as Exhibit B-1 to the Application.

E.ON AG
By:	/s/ DR. GUNTRAM WUERZBERG
Name:	Dr. Guntram Wuerzberg
Title:	Vice President General Legal Affairs

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